Exhibit 99.1

Intelligent Bio Solutions Releases Shareholder Letter Detailing 2024 Growth and 2025 U.S. Expansion Strategy

Company highlights key milestones achieved in 2024, growing revenues and progress towards U.S. expansion in 2025

NEW YORK, February 10, 2025 – Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today issued a letter to shareholders from Harry Simeonidis, President and CEO, reflecting on a year of growth in 2024 and its strategic path forward into the multi-billion dollar U.S. market in 2025.

Dear Shareholders,

As we begin 2025, I wanted to take the opportunity to recap on the progress we made in 2024 and key upcoming catalysts including our planned entrance into the multi-billion dollar U.S. market.

2024 was a pivotal year for the Company, in which we met several critical milestones. In particular, we made significant progress towards entering the rapidly growing U.S. drug screening market. With the submittal of our 510(k) pre-market notification to the U.S. Food and Drug Administration (“FDA”) completed in December 2024, we remain on track to enter this exciting market in 2025.

We believe the potential total addressable market in the U.S. for our Intelligent Fingerprinting Drug Testing Solution is substantial. Market research shows that the U.S. accounted for approximately 28% of the global drug screening market in 2023, reinforcing its position as one of the largest markets globally.1 The latest Quest Diagnostics Drug Testing Index report highlights key trends that demonstrate the relevance of our product to U.S. employers. Marijuana positivity rates in the general U.S. workforce have risen by 4.7% over the past year and by a huge 45% over the past five years, signalling growing demand for effective drug testing solutions. Further, cocaine positivity in the general U.S. workforce increased by 9.1% in 2023.2 The rising positivity rates, particularly in safety-sensitive industries, show the need for effective testing methods like our Drug Screening System.

Hyperlinks and website references in this release are provided for convenience only and do not incorporate the referenced content into this release.

1 Grand View Research. U.S. Drug Screening Market Size & Outlook 2023-2030. Available at: https://www.grandviewresearch.com/horizon/outlook/drug-screening-market/united-states

2 Quest Diagnostics. 2024 Drug Testing Index Report. Available at: https://www.questdiagnostics.com/business-solutions/employers/drug-screening/knowledge-center/drug-testing-index

Taking a global view, the drug screening products market is projected to reach almost $15 billion in the next six years, presenting significant growth opportunities for the Company.3 INBS is well-positioned to take advantage of this growth trajectory and increasing demand for fast, efficient and accurate drug-screening solutions.

In fiscal 2024, we achieved substantial revenue growth through strong adoption of our drug screening technology. Our fiscal 2024 revenues grew 148% year-over-year, with our expanding sales and distribution network allowing us to meet rising global demand. INBS has an established and diversified customer base worldwide, with over 400 accounts in 19 countries. Globally, this amounts to an estimated customer employee base of 1.4 million employees.4 We are excited to build upon this success and execute on our U.S. expansion plans.

In November 2024, we announced the results of our Pharmacokinetic (PK) and Method Comparison studies, both of which were crucial to progress our FDA 510(k) submission. We were pleased to report the PK study results demonstrated that fingerprint sweat provides a reliable sample matrix for drug detection, showing quantitative data closely aligned to blood, based on statistical comparisons made at the 95% confidence level. Similarly, the Method Comparison Study demonstrated approximately 94% accuracy, confirming the reliability and usability of our System, and validating its potential for use in workplace drug testing and other applications.

With rising substance abuse cases, more stringent regulations, and an increased focus on workplace safety, we anticipate we will see growing demand for faster, non-invasive testing, like our Intelligent Fingerprinting Drug Testing Solution. Recent data released by Quest Diagnostics revealed that drug test tampering in the U.S. workforce increased six-fold in 2023 compared to 2022, the highest rate recorded in over 30 years of data.5 This means potentially impaired employees go undetected, presenting significant safety risks in the workplace. INBS’ innovative technology tackles the issue of drug test integrity with lockable, tamper-proof seals and a fully witnessed procedure, eliminating the risk of tampering. Our plan to enter the U.S. market capitalizes on these trends, positioning our product as a rapid, accurate, non-invasive alternative to traditional methods.

The demand we have seen from our growing number of accounts is testament to the effectiveness of our product, which is revolutionizing portable testing. Our Intelligent Fingerprinting Drug Screening System screens for drugs of abuse through fingerprint sweat analysis. It is a highly accurate, hygienic, pain-free and cost-effective method, with sample collection in seconds and results in under ten minutes. This sets us apart from traditional testing methods, such as saliva and urine testing, which can be slow, invasive, and less cost-effective.

3 Research and Markets 2025. Drug Screening – Global Strategic Business Report. Available at: https://www.researchandmarkets.com/reports/4804177/drug-screening-global-strategic-business-report

4 The customer employee base estimate of 1.4 million employees was derived by aggregating publicly available data on the total number of employees for each INBS customer. Where employee ranges were provided, the midpoints were used for calculation. This estimate excludes customers for whom employee data is not publicly available. The total represents all employees within these organizations, including those who will not be tested using the Intelligent Fingerprinting Drug Screening System. The Company does not have the data to incorporate the percentage of employees tested using the Intelligent Fingerprinting Drug Screening System at each INBS customer. The growing customer employee base is a basic indication of the increased utilization of the Intelligent Fingerprinting Drug Screening System. The nature of work performed by certain employees or restrictions in specific jurisdictions may mean that drug testing is not necessary or applicable for all employees.

5 Quest Diagnostics. 2024 Drug Testing Index Report. Available at: https://www.questdiagnostics.com/business-solutions/employers/drug-screening/knowledge-center/drug-testing-index

Our recently announced preliminary results for the fiscal second quarter ended December 31, 2024, demonstrate the progress we are making in improving our gross profit margins. We expect to report unaudited revenue of approximately $0.61 million for the three months and $1.48 million for the six months ended December 31, 2024. Notably, our gross profit is anticipated to increase 32.6% from $0.43 million to $0.57 million and gross profit margin to grow to 38.5% from 27.7% for the six months ended December 31, 2024. Our strategic focus on higher-margin cartridge sales has driven a significant 11-point expansion in gross profit margin, with cartridge sales expected to continue to outpace reader sales, thereby becoming a primary source of recurring revenue with a higher profit margin. These results show our upward trajectory and the strength of our business model.

Our current customer segments include construction, manufacturing and engineering, transport and logistics, mining, drug treatment, law enforcement and forensics. The system screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis; however, the fingerprint sweat analysis technology has the potential for broader application in additional fields. We believe there are further areas of the market to penetrate as our technology is a valuable tool for employers in any safety-critical industry.

The market for our drug-testing solution is growing substantially, and by addressing the unique requirements of safety-critical industries, as well as aligning with the wide market demand for rapid, advanced drug testing solutions, we believe we are well-positioned to capture a share of this global market.

Finally, I would like to thank our shareholders for their continued support as we carry out our commitment to providing innovative, effective, and non-invasive testing solutions.

Sincerely,

Harry Simeonidis

President and CEO

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the US include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

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Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com